UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

WellCare Health Plans, Inc. (the “Company”) announced that Alec Cunningham’s employment as Chief Executive Officer of the Company has been terminated effective October 31, 2013 by the Company’s Board of Directors (the “Board”).  The termination of Mr. Cunningham’s employment is deemed a termination by the Company without “Cause” (as such term is defined in the Company’s Executive Severance Plan) for which he is currently entitled to the severance benefits under Section 5(a) of the Executive Severance Plan.  A copy of the Executive Severance Plan is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2012.

In connection with the termination of Mr. Cunningham’s employment, the Board appointed David J. Gallitano, the Company’s Chairman of the Board, to serve as the Company’s Interim Chief Executive Officer effective as of October 31, 2013, while a search is conducted by the Board for a new Chief Executive Officer.  An executive recruiting firm will be engaged to assist the Nominating and Corporate Governance Committee of the Board, comprised of three independent directors, in a search for a new Chief Executive Officer, a process which is expected to be completed expeditiously.  Mr. Gallitano will also assist with the search process and has removed himself as a candidate for this search.

Mr. Gallitano, age 65, has been an independent director of the Company since 2009 and has served as the Chairman of the Board since May 2013.  While serving as Interim Chief Executive Officer, Mr. Gallitano will continue as Chairman of the Board but has resigned from the Nominating and Corporate Governance Committee.

Mr. Gallitano has been President of Tucker Advisors, Inc., a sole proprietor private investment and advisory firm, since 2002.  Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005, and Chairman, Chief Executive Officer and a significant owner of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986.  Prior to GE, he was with McKinsey & Company. Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he also serves as chair of the nominating and corporate governance committee, and previously served on the compensation committee and on the audit committee.  Mr. Gallitano previously served as a director, chair of the audit committee, chair of the compensation committee and a member of the nominating committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007.

In connection with his appointment, Mr. Gallitano and the Company entered into an “at will” employment arrangement effective October 31, 2013, which will terminate upon the appointment of a new Chief Executive Officer, unless earlier terminated by Mr. Gallitano or the Board.  Under the arrangement, Mr. Gallitano will receive a monthly salary of $166,667 and a monthly allowance for reasonable housing and automobile expenses in the Tampa area.  The amount of the allowance will be determined by the Compensation Committee of the Board at a future date.  Mr. Gallitano was also granted an award of 30,198 restricted stock units (the “RSU Award”).  The RSU Award is subject to the terms of the Restricted Stock Unit Award Notice and Agreement, Restricted Stock Unit Award Agreement and the 2013 Incentive Compensation Plan.  The RSU Award is scheduled to vest in full on the earlier of October 30, 2014 or the date a Chief Executive Officer commences employment, subject to the other terms of the RSU Award.  Copies of the form of Restricted Stock Unit Award Notice and Agreement and Restricted Stock Unit Award Agreement are attached as Exhibits 10.9 and 10.10 to the Company’s Current Report on Form 8-K filed with the Commission on May 22, 2013, and a copy of the 2013 Incentive Compensation Plan is attached as Exhibit A to the Company’s Proxy Statement filed with the Commission on April 10, 2013.  Due to the temporary nature of his employment, Mr. Gallitano will not participate in any of the Company’s management incentive or welfare benefit plans.  While Mr. Gallitano serves as the Company’s Interim Chief Executive Officer, he will not be eligible to receive cash or other compensation under the Company’s Non-Employee Director Compensation Policy.  The foregoing description of the employment arrangement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment arrangement, which is incorporated herein by reference to Exhibit 10.1 to this Current Report on Form 8-K.

A copy of the press release announcing these changes is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description
10.1	Interim Chief Executive Officer Employment Arrangement
99.1	Press Release dated November 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.

November 1, 2013
/s/ Lisa G. Iglesias
Lisa G. Iglesias
Senior Vice President, General Counsel and Secretary